Exhibit 99.1

PRESS RELEASE

Grubhub Adds Linda Johnson Rice and David Habiger to its Board of Directors

CHICAGO, October 18, 2016 /PRNewswire/ -- Grubhub Inc. (NYSE: GRUB), the nation's leading online and mobile food-ordering and delivery platform, today announced two additions to its Board of Directors:   Linda Johnson Rice, Chairman of Johnson Publishing Company and Chairman Emeritus of EBONY Media Holdings, and David Habiger, a successful entrepreneur, former public company CEO and experienced corporate Director.

"We are excited to welcome Linda and David to the Board of Directors. Grubhub shareholders will benefit tremendously from their incredible breadth and depth of experience as the company continues to grow at increasingly large scale," said Matt Maloney, CEO of Grubhub. "The unique skill set of each brings a unique and much-valued combination of public company operating knowledge and aggressive entrepreneurial spirit to the team.”

Linda Johnson Rice is Chairman of Johnson Publishing Company (JPC) and Chairman Emeritus of EBONY Media Holdings, and serves on the Board of Directors of Omnicom Group. At JPC, Rice demonstrated her innovative thinking and ability to drive growth by increasing circulation through new types of outreach, extending the cosmetics business internationally and moving into the development of TV specials and documentaries. Rice is also a not-for-profit organization leader, and has served on the corporate boards of a number of major companies.

David Habiger was the interim CEO of Textura Corporation and a member of the company’s Board of Directors, prior to its recent sale to Oracle, and is a venture partner with Pritzker Group. Prior to these roles, Habiger held the CEO position at NDS Group Ltd. -- prior to its sale to Cisco Systems -- and at Sonic Solutions. He demonstrated his skill in leading companies through all stages of development by guiding Sonic through an IPO and to its leadership position as a leading cloud-based provider of premium movies and TV shows. He also serves on the boards of a number of technology companies.

Rice and Habiger are joining Grubhub’s Board of Directors concurrent with the departure of Justin Sadrian, Managing Director at Warburg Pincus, who served on the board of Grubhub and its predecessor, Seamless, for more than five years, since Aramark spun Seamless out as a separate entity.

“We would like to thank Justin for his many years of service to Grubhub as a director and for his wisdom and guidance, which was invaluable as we navigated our merger, IPO and our first two and a half years as a public company.  During his tenure, we’ve transformed the takeout industry, growing from less than $10 million to more than $450 million in annual revenues,” said Maloney.

About Grubhub

Grubhub (NYSE: GRUB) is the nation's leading online and mobile food-ordering company. Dedicated to moving eating forward and connecting diners with the food they love from their favorite local restaurants, the Company's platforms and services strive to elevate food ordering through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. Grubhub is proud to work with more than 45,000 restaurant partners in over 1,100 U.S. cities and London. The Grubhub portfolio of brands includes Grubhub, Seamless, AllMenus, MenuPages, LAbite, Restaurants on the Run, DiningIn and Delivered Dish.